Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	August 12, 2004
(757) 222-9514	For Immediate Release

Royster-Clark Net Income Increases 454%

New York, NY, August 12, 2004 — Royster-Clark Inc. has released its financial statements for the quarter and the six months ended June 30, 2004 and has announced that it has entered into a letter of intent for the sale of its nitrogen manufacturing subsidiary located in East Dubuque, Illinois.

Operating results

After very strong first and second quarters, year-to-date revenues have increased by nearly 19%. Year-to-date Net income, driven by greater gross profits, reduced SG&A expense, reduced interest expense and greatly reduced provisions for income taxes, has increased by 454% over the same period last year.

Second quarter revenues of $569.7 million compare very favorably to the $503.0 million in 2003 – an increase of $66.7 million or 13.3%. Net income generated for the quarter reached $49.4 million compared with $20.7 million last year – an increase of $28.7 million or 139%.

These strong results for the second quarter continued the trend established in the first quarter to generate very favorable year-to-date results. Revenues of $774.7 million increased $121.4 million (18.6%) from the $653.3 million recorded in 2003. Net income for the six months totaled $32.9 million – an increase of $27.0 million (454%) compared to the $5.9 million posted during the same period in 2003. Year-to-date earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $59.1 million increased by $8.7 million (17.3%) compared to $50.4 million recorded in 2003. (A reconciliation of these EBITDA figures with generally accepted accounting principles is set forth below.)

In a prepared statement, Chairman and Chief Executive Officer, Francis P. Jenkins, Jr., offered the following comments on the results achieved during the first half of 2004.

“Royster-Clark began 2004 expecting a strong spring season. We have not been disappointed. The demand for our products and services proved to be very robust – as we had expected they would be. In spite of significant cost increases in basic plant nutrients and seeds, we have increased our overall physical volumes by almost 12%. Although we have had some weather issues, they have not been as pervasive as they have been in the last two years. Decent weather always helps. Beyond our general growth, we have been particularly gratified by the growing acceptance of our Vigoro Seed product line where we enjoyed a 48.7% increase in units sold.

“Besides strong revenue, another key to profitability is expense control. I am pleased to note that Royster-Clark’s SG&A expense is down from last year in spite of the increase in volumes sold and the general inflation in wages, health care and energy costs that we have been dealing with.

“On the balance sheet side, higher costs and increased revenues could have been expected to demand significantly more working capital and increased use of the Company’s credit facilities. That has not happened. In fact, through faster collections and increased inventory turns we ended June with our bank revolver reduced by $31.2 million compared to June 30, 2003. Summing up, we have had a terrific spring which is the key to having a terrific year.”

— End of Prepared Statement —

Letter of Intent

Royster-Clark, Inc. has announced that it has entered into a Letter of Intent (LOI) with Rentech Development Corporation., a wholly owned subsidiary of Rentech, Inc., for it to purchase the stock of Royster-Clark Nitrogen, Inc., and thereby acquire a 100% ownership of its 830 ton per day natural gas-fed nitrogen fertilizer production plant in East Dubuque, Illinois. Under the terms of the LOI, Rentech will pay $63 million for the business which includes $13 million in net current assets, working capital and inventories. The acquisition is subject to final due diligence, legal documentation, and the securing of the necessary financing.

G. Kenneth Moshenek, president of Royster-Clark, commenting on the Letter of Intent, stated:

“Royster-Clark is extremely excited about this opportunity. After working with Rentech for the past 8 months and evaluating the potential structures, we feel this provides the best opportunity for both companies to pursue their business strengths. Rentech will own and operate the production facility while Royster-Clark concentrates on its expertise of logistics, marketing and sales of fertilizers. We also are pleased that it will preserve the jobs at the East Dubuque, Illinois facility and play an instrumental part in this transition of the fertilizer industry from natural gas to coal. This project will serve to safeguard the American fertilizer industry from going overseas as so many other US industries and jobs have done over the last several years. We look forward to our continued participation with Rentech and the East Dubuque conversion, through our sales and marketing efforts of the fertilizer products produced at the plant.”

Summary financial statements

Highlights of the Company’s summary of operations and balance sheet are shown on the following pages.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2004	2003	2004	2003
Net sales	$569,730	502,951	774,707	653,259
Cost of sales	470,408	407,546	647,000	534,959

Gross profit	99,322	95,405	127,707	118,300
Selling, general and administrative expenses	42,859	41,824	81,125	81,266
Loss on disposal of property, plant and equipment, net	263	220	103	546

Operating income	56,200	53,361	46,479	36,488
Interest expense	(6,832)	(7,370)	(13,540)	(14,413)

Income before income taxes	49,368	45,991	32,939	22,075
Income tax expense	—	25,329	—	16,131

Net income	$49,368	20,662	32,939	5,944

EBITDA Reconciliation to GAAP

Net income	49,368	20,662	32,939	5,944
Add back
Income tax expense -a)	—	25,329	—	16,131
Interest expense	6,832	7,370	13,540	14,413
Depreciation and amortization	6,314	7,095	12,646	13,911

EBITDA	62,514	60,456	59,125	50,399

(a-	Income tax expense in 2003 consists principally of non-cash charges required by GAAP to provide a valuation allowance for net deferred tax assets. There have been no extraordinary changes in the Company’s tax status or liabilities.

Balance sheet is shown on the following page.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2004 AND June 30, 2003

(Dollars in thousands)

	June 30, 2004	June 30, 2003
Assets
Current assets:
Cash	$690	428
Trade accounts receivable, net of allowance for doubtful accounts of $7,725 and $8,432 at June 30, 2004 and June 30, 2003, respectively	196,772	185,315
Other receivables	28,731	31,120
Inventories	156,596	176,613
Prepaid expenses and other current assets	1,689	1,563

Total current assets	384,478	395,039
Property, plant and equipment, net	157,480	176,734
Goodwill	16,540	16,540
Deferred financing costs, net	9,014	7,533
Other assets, net	4,293	5,212

	$571,805	601,058

Liabilities and Stockholder’s Equity
Current liabilities:
Senior Secured Credit Facility	$—	176,102
Customer deposits	24,357	26,330
Accounts payable	80,437	82,250
Accrued expenses and other current liabilities	26,272	25,024

Total current liabilities	131,066	309,706
Senior Secured Credit Facility	144,926	—
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Other long-term liabilities	8,210	9,273

Total liabilities	484,202	518,979

Stockholder’s equity:
Common stock, no par value. Authorized 350,000 shares; 1 share issued and outstanding	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(247)	(5,876)
Accumulated other comprehensive loss	(749)	(644)

Total stockholder’s equity	87,603	82,079

	$571,805	601,058

(a-	Re-classed from current liabilities at June 30, 2003 for comparability.

For more information about the company and its products see our recently filed Quarterly Report on Form 10-Q by visiting www.sec.gov/edgar/searchedgar/webusers.htm or visit our web sites at www.roysterclark.com, www.vigoroseeds.com and www.rainbowplantfood.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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